CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	R. Scott Jones	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

 CANTEL MEDICAL REPORTS EPS OF

 $0.14 VS. $0.11 ON 9% INCREASE IN SALES

FOR QUARTER ENDED JANUARY 31, 2007

LITTLE FALLS, New Jersey (March 8, 2007) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported income from continuing operations of $2,252,000, or $0.14 per diluted share, on a 9% increase in sales to $51,635,000 for its second quarter ended January 31, 2007. This compares with income from continuing operations of $1,874,000, or $0.11 per diluted share, on sales of $47,340,000 for the second quarter ended January 31, 2006. For the six months ended January 31, 2007, the Company reported income from continuing operations of $3,975,000, or $0.25 per diluted share, on a 7% increase in sales to $102,119,000. This compares with income from continuing operations of $4,092,000, or $0.25 per diluted share, on sales of $95,152,000 for the six months ended January 31, 2006.

The Company further reported that its balance sheet at January 31, 2007 included current assets of $73,707,000, including cash of $16,726,000, a current ratio of 2.7:1, a ratio of funded debt to equity of .25:1, debt of $36,000,000 and stockholders’ equity of $144,284,000.

Mr. R. Scott Jones, President and Chief Executive Officer of Cantel, commented, “We’re pleased with the Company’s progress in growing its core business of Infection Prevention and Control both organically and through acquisitions.  As anticipated, we’ve begun to benefit from our investments in direct sales and service in Endoscope Reprocessing and supply-chain efficiencies in the Water Purification segment.  Our operating performance showed significant improvement during the second quarter relative to the first quarter.”

Jones further commented, “Sales and earnings from acquisitions completed over the past 24 months have grown extensively since becoming a part of Cantel Medical. Given our track-record of successful integration and growth, we continue to actively search for acquisitions that complement our existing businesses or serve as platforms for growth via product line extensions. These will enhance our leadership in Infection Prevention and Control.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the second quarter ended January 31, 2007 on Thursday, March 8, 2007 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-9205 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, March 8 at 2:00 PM through midnight on March 9, by dialing 1-877-660-6853 and using passcode #286 and conference ID #233494. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=114552. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net sales:
Product sales	$46,263	$43,300	$91,534	$87,141
Product service	5,372	4,040	10,585	8,011
Total net sales	51,635	47,340	102,119	95,152

Cost of sales:
Product sales	27,835	27,522	55,712	54,564
Product service	4,279	2,980	8,717	5,789
Total cost of sales	32,114	30,502	64,429	60,353

Gross profit	19,521	16,838	37,690	34,799

Expenses:
Selling	5,729	4,114	11,439	8,627
General and administrative	8,058	7,268	15,596	14,488
Research and development	1,222	1,415	2,388	2,635
Total operating expenses	15,009	12,797	29,423	25,750

Income from continuing operations before interest and income taxes	4,512	4,041	8,267	9,049

Interest expense	759	1,082	1,522	2,332
Interest income	(160)	(149)	(450)	(361)

Income from continuing operations before income taxes	3,913	3,108	7,195	7,078

Income taxes	1,661	1,234	3,220	2,986

Income from continuing operations	2,252	1,874	3,975	4,092

Income from discontinued operations, net of tax	18	2,191	263	3,851

,
Loss on disposal of discontinued operations net of tax	—	(136)	—	(268)

Net income	$2,270	$3,929	$4,238	$7,675

Earnings per common share - diluted
Continuing operations	$0.14	$0.11	$0.25	$0.25
Discontinued operations	—	0.14	0.01	0.23
Loss on disposal of discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.14	$0.24	$0.26	$0.47

Weighted average shares - diluted	16,064	16,370	16,052	16,411

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 31,	July 31,
	2007	2006
Assets
Current assets	$73,707	$82,448
Property and equipment, net	38,430	38,104
Intangible assets	40,821	43,219
Goodwill	72,157	72,571
Other assets	1,755	1,885
	$226,870	$238,227

Liabilities and stockholders’ equity
Current portion of long-term debt	$5,000	$4,000
Other current liabilities	22,152	35,097
Long-term debt	31,000	34,000
Other long-term liabilities	24,434	24,325
Stockholders’ equity	144,284	140,805
	$226,870	$238,227